Exhibit (h)(7)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENTS

This Amendment to each of the Transfer Agency and Service Agreements, as amended, listed on Exhibit 1 hereto (each an “Agreement”), between DST Asset Manager Solutions, Inc. (“DST AMS”) and Value Line entities listed on Exhibit 1 hereto (individually, each a “Fund” and collectively the “Funds”) entered into on this 12th day of December, 2019 and made effective as of November 1, 2019 (the “Effective Date”). In accordance with the respective amendment section of each Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the Parties acknowledge and agree as follows:

1.	Fees. The respective fee schedule to each Agreement is hereby deleted, replaced and superseded by the Fee Schedule attached hereto as Exhibit 2.

2.	Term and Termination. The respective term termination provisions of each Agreement are hereby superseded and replaced by the following:

“Term

The initial term of this Agreement will be from the Effective Date through October 31st, 2023 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year (each, a “Renewal Term”), provided that either party may terminate the Agreement during a Renewal Term by providing the other with a written notice of termination at least 120 calendar days prior to the desired termination date (such periods, in the aggregate, the “Term”), and the parties will mutually agree to a date of Deconversion (as defined below).”

Termination

DST AMS or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)       The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)       The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, or (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding.

If any such event occurs, the termination will become effective, and the Term shall end, immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

Upon receipt of a termination notice from the Fund, subject to the receipt by DST AMS of all then-due fees, charges and expenses, DST AMS shall continue to provide the Services up to the effective date of the termination notice; thereafter, DST AMS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by DST AMS. In the event of the termination of this Agreement, DST shall provide reasonable exit assistance to the Fund in converting the Fund’s records from DST AMS’ systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all fees, charges and expenses have been paid. The Deconversion will be performed in a reasonable time frame as agreed to by the parties and is subject to the recompense of DST AMS for such assistance at its standard rates and fees in effect at the time, provided that the total amount of such fees and any reimbursable expenses (other than routine out-of-pocket expenses) shall not exceed $100,000. As used herein “reasonable exit assistance” includes preparation and delivery in machine readable format of shareholder histories and all other data and records that DST maintains for the Funds, but does not include and will not otherwise require DST (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of DST AMS, including the proprietary information of DST AMS or its affiliates, or (iii) to develop special Deconversion software for such new service or system provider, to modify any of DST AMS’ software, or to otherwise alter the format of the data as maintained on any provider’s systems.

If the Fund elects to terminate this Agreement prior to the end of the Term, the Fund agrees to pay an amount equal to the average monthly fee paid by the Fund to DST AMS under the Agreement multiplied by the number of months remaining in the Term (the “Early Termination Fee”). In the event that the Fund wishes to retain DST AMS to perform additional transition or related post-termination services, including providing additional data and reports, the Fund and DST AMS shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by DST AMS for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise.

In addition to the foregoing, no Early Termination Fee will be required in the event of: (a) the merger of an individual Fund with another Fund so long as the resulting Fund continues to be serviced under this Agreement; or (b) the transfer of all, or substantially all, of an individual Fund’s assets to another entity, so long as (i) this Agreement continues with respect to the Funds not transferring their assets, and (ii) the transferred assets of such Fund do not exceed 25% of assets serviced under this Agreement.”

3.	Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

4.	Schedules Incorporated. All schedules referenced in this Amendment and Assignment are incorporated herein.

5.	Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment and Assignment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

6.	Counterpart Signatures. This Amendment and Assignment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.

Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Assignment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE VALUE LINE FUNDS (as listed on Exhibit 1)	DST ASSET MANAGER SOLUTIONS, INC.

By:	By:
Name:	Name:
Title:	Title:
As an Authorized Officer on behalf of each of the Investment Companies indicated on Exhibit 1

Exhibit 1

Value Line Mutual Funds Agreements

1.	Transfer Agency and Service Agreement between Value Line Asset Allocation Fund, Inc. and Street Bank and Trust Company dated August 20, 1993.

2.	Transfer Agency and Service Agreement between Value Line Core Bond Fund (formerly known as Value Line Aggressive Income Trust) and Street Bank and Trust Company dated June 21, 1990.

3.	Transfer Agency and Service Agreement between Value Line Income and Growth Fund, Inc. (formerly known as Value Line Income Fund, Inc.) and Street Bank and Trust Company dated June 21, 1990.

4.	Transfer Agency and Service Agreement between Value Line Companies Focused Fund, Inc. (formerly known as Value Line Leveraged Growth Investors, Inc.) and Street Bank and Trust Company dated June 21, 1990.

5.	Transfer Agency and Service Agreement between Value Line Mid Cap Focused Fund, Inc. (formerly known as Value Line Fund, Inc.) and Street Bank and Trust Company dated June 21, 1990.

6.	Transfer Agency and Service Agreement between Value Line Premier Growth Fund, Inc. (formerly known as Value Line Special Situations Fund, Inc.) and Street Bank and Trust Company dated June 21, 1990.

7.	Transfer Agency and Service Agreement between Value Line Small Cap Opportunities Fund, Inc. (formerly known as Value Line Small-Cap Fund, Inc. and Value Line Emerging Opportunities Fund, Inc.) and Street Bank and Trust Company dated June 4, 1993.

8.	Transfer Agency and Service Agreement between The Value Line Tax Exempt Fund, Inc. and Street Bank and Trust Company dated June 21, 1990.

Exhibit 2*

DST Asset Manager Solutions, Inc.

Fee Schedule

The Value Line Funds

Effective November 1, 2019

TERM: 4 YEARS

I.	Complex Base Fee [1]	$180,000 per year

II.	Account Fees:[2]

	Open Accounts - Non Matrix Level 3	$12.00 per acct per year
	Open Accounts - Matrix Level 3	$6.00 per acct per year

	Closed Account Fee[3]	Waived
	Disaster Recovery Fee[4]	$0.20 per acct per year

III.	Other Services[5]

	Fiduciary Fee	$10.00 paid by shareowner

	Transcripts	$50.00 Pre-2004
$25.00 2004 to Current

	TA2000 Data Transmission to third party print vendors	$0.02 per record

	Composition Services	$0.01 per image

*Please see the Additional Notes to the Above Fees on the next page.

1 Complex Base Fee includes the following services: Telephone Calls, CWP’s Processed, Manual Transactions, Investor, Correspondence, Research Box, Regulatory Compliance, Foreign Shareholder Services, VIP Equity Advantage Fund Base Fee, Cost Basis, Lost Shareholder Search and Tracking, Omnibus Transparency, Short Term Trader, Excess History, Escheatment, Unclaimed Property Administration, Manual Check Pulls, On Request Reporting, ACH Charges, Check Processing, Laser Checks, Lost Certificates, Data Feeds, and Returned Checks.

2 Account Fees include the following services: New Accounts Set Up, NSCC Base and Transactions Fee, AML Non-Network Account Fee, AML Network Account Fee, and COOL. In addition to the Account Fees and Disaster Recovery Fee, each Open Account may incur certain “Reimbursable and other fees and expenses” which are described in Note 2 to this Exhibit 2. These include, without limitation, the fees and expenses paid by DST AMS in connection with providing confirmation statements, quarterly statements, and applicable postage and mailing.

3 Annual Closed Account Fee will be waived if standard, annual purge criterion is executed.

4 Disaster Recovery Fee: The annual charge of $0.20 per account, paid monthly in increments of one-twelfth of the annual charge, and will increase proportionate to any increase in DST AMS’ costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST AMS’ declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

5 DST AMS requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement.  DST AMS requires 120 days’ notice to cease supporting and billing for Optional Services.  The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

IV.	Compliance and Ad-hoc Support

	Compliance Plus	$50,000 per year

Tax Reporting

	First Report Per CUSIP	$200.00
	Second Report Per CUSIP	$150.00
	Non-Standard Per Form	$50.00

V.	Programming Fees:

Computer/Technical Personnel (2019 Standard Rates):

	Business Analyst / Tester / Other:	$150.00 per hour
	COBOL / Workstation Programmer:	$200.00 per hour
	Web Developer:	$250.00 per hour

	Full Service Staff Support:	$100.00 per hour

VI.	Blue Sky Service Fees

	Service Fees	Greater of $68.00 annually, per each state
	State Registration Filings (billed monthly at the rate of 1/12th of the annual fee)	permit or $4,215.00 annually, per each fund

	Ongoing Sales Feed Set-Up	$1,000.00 per data feed
One-time complex fee for establishing additional transfer agency / broker sales feeds

	Annual fee per direct broker/dealer linkage	$500.00 per data feed

Pricing includes the following expenses associated with Blue Sky Services only: mailing, postage, customized programming/enhancements, telecommunications, and check fees.

Additional Notes to Above Fees:

1)	Annually beginning on the second anniversary of the Effective Date, the total fee for all services for each succeeding year shall be subject to an annual cost of living increase in an amount the lesser of (i) the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties; or (ii) three percent (3%).

2)	Reimbursable and other fees and expenses include but are not limited to: confirmation statements, AML/CIP, escheatment, freight, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, hardware at customer’s facility, telecommunications/network configuration (based on an approximate allocation of such expenses across all clients), lost shareholder search/tracking, express delivery services, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, counsel fees, computer tapes, and DTCC or National Securities Clearing Corporation ("NSCC") transaction fees, if applicable, to the extent any of the foregoing are paid by DST AMS.

3)	Any fees, reimbursable, or other expenses not paid within 60 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

4)	DST AMS agrees that fees and reimbursable expenses for the Funds’ Deconversion shall be as specified in the Amendment.

5)	The Fiduciary Fee set forth in Section III and Programming Fees in Section VI above reflect DST’s standard 2019 rates. Upon written notice to Customer, and no more than once annually, DST may adjust such fee rates, provided any increases to such fees align with standard rates applied to DST’s clients.